EXHIBIT 99.1

     GLAS-AIRE COMPLETES SALE OF WONDER TOOL, INC. ASSETS IN ORDER TO STENGTHEN ITS CORE BUSINESS


     Richmond, BC Canada, January 14, 2003 - Glas-Aire Industries Group Ltd. ("Glas-Aire") announced today that on January 9, 2003 it had completed the sale of substantially all of the assets and the transfer of certain liabilities of Wonder Tool, Inc. ("Wonder Tool"), a wholly owned subsidiary, to Cyclo Toolmakers, Inc. The consideration for the sale is $1,120,140, including up to $200,000 that may be earned pursuant to an earn out provision in the asset purchase agreement.

     Craig Grossman, Chief Executive Officer of Glas-Aire said "We are very pleased to have completed the sale of the Wonder Tool assets. The original business of Glas-Aire was the automotive accessories business segment. This transaction will allow us to return to our roots and refocus on our core strengths." Mr. Grossman also said "The sale proceeds will be used to strengthen our working capital position."



About the Company

     Glas-Aire is a global leader in the design, development, manufacturing and marketing of original equipment automotive wind deflector accessories to automobile manufacturers world-wide. Glas-Aire is based in Richmond, BC Canada. Founded in 1992, Glas-Aire is a publicly-held company traded on Over the Counter Bulletin Board exchange under the symbol GLAR.OB. For more information, please visit our corporate website: www.glasaire.com.

Forward-Looking Statements

     The statements contained in this press release which are not historical facts are forward-looking statements that involve certain risks and uncertainties including, but not limited to, risks associated with the uncertainty of future financial results, additional financing requirements, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the company's filings with the Securities and Exchange Commission.


CONTACT: Craig Grossman, Telephone: (604) 604-207-0221, Fax: (604) 207-0221.